Exhibit (a)(5)(ii)

FOR IMMEDIATE RELEASE
AMEX: WOC

CONTACT:
Sherry Wilzig Izak
Chairman
Wilshire Enterprises, Inc.
Phone: 201-420-2796

Wilshire Enterprises, Inc. Announces Preliminary Results of its Issuer Tender Offer

NEWARK, N.J., September 8, 2009—Wilshire Enterprises, Inc. (Amex: WOC) today announced the preliminary results of its issuer tender offer to purchase up to 4,000,000 shares of its common stock at a price of $2.00 per share, which expired at 12:00 midnight, New York City time, on Friday, September 4, 2009. Based on the preliminary count, subject to verification by Continental Stock Transfer & Trust Company, the depositary for the tender offer, approximately 4,049,968 shares were tendered by stockholders, including approximately 10,787 shares that were tendered by notices of guaranteed delivery.

The Company will purchase 4,049,968 shares of its common stock at a purchase price of $2.00 per share, for an aggregate purchase price of $8,099,936. The 4,049,968 shares to be purchased pursuant to the tender offer are comprised of the 4,000,000 shares the Company offered to purchase and 49,968 shares to be purchased pursuant to the Company’s right under applicable securities laws to purchase up to an additional two percent of the Company’s outstanding shares without extending the tender offer.

The number of shares tendered is preliminary and subject to verification by Continental Stock Transfer & Trust Company. The actual number of shares validly tendered and not withdrawn will be announced promptly following completion of the verification process. Promptly after such announcement, the depositary will issue payment for the shares validly tendered and accepted under the tender offer.

Any inquiries regarding the offer should be directed to InvestorCom, Inc., the information agent for the tender offer, at (877) 972-0090. Banks and brokers may call (203) 972-9300.

About Wilshire Enterprises, Inc.

Wilshire Enterprises, Inc. is engaged primarily in the ownership and management of real estate investments in Arizona, Texas and New Jersey. Wilshire Enterprises, Inc.’s portfolio of properties includes five rental apartment properties with 950 units, 10 condominium units, two office buildings and a retail/office center with approximately 200,000 square feet of office and retail space, and slightly more than 19 acres of land.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements. These forward-looking statements may use such forward-looking terminology as “expect,” “look,” “believe,” “plan,” “anticipate,” “may,” “will” or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties, including risks cited in reports filed by Wilshire Enterprises, Inc. with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Wilshire Enterprises, Inc. assumes no obligation for updating any such forward-looking statement at any time.